Exhibit 10.3

Transfer, Consent to Transfer,
Amendment and Assumption
of License Agreement

This Transfer, Consent to Transfer, Amendment and Assumption of License Agreement (“Transfer & Assumption Agreement”), effective as of July 31, 2005 (the “Effective Date”), is entered into by and among the Regents of the University of California, a California corporation (“Licensor”), Collateral Therapeutics, Inc., a Delaware corporation (“Transferor”), and Cardium Therapeutics, Inc., a Delaware Corporation (“Transferee”), each a Party, collectively Parties hereto, in each case including its respective corporate affiliates, successors and assigns.

RECITALS

Whereas, Licensor and Transferor previously entered into a license agreement for Angiogenesis Gene Therapy, dated September 25, 1995 and including subsequent amendments thereto (UC Agreement No. 96-04-0203 referred to herein as the “License Agreement”);

Whereas, Transferor and its affiliates have elected to pursue product development efforts and product candidates other than those related to the License Agreement;

Whereas, Transferee is interested in pursuing certain research and development in the cardiovascular field and, for this purpose and pending receipt of necessary funding as described below, wishes to acquire the rights of Transferor under the License Agreement, and is willing to accept the corresponding obligations, thereby completely assuming both the rights and the obligations of Transferor with respect to the License Agreement; and

Whereas, the Parties jointly agree to transfer the entirety of Transferor’s rights and obligations under the License Agreement to Transferee, amending the License Agreement to reflect such transfer;

AGREEMENT

Now, therefore, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.             Qualified Financing as Condition Precedent to Transfer of Rights and Assumption of Obligations; Termination of License Agreement in the Event of Non-Occurrence of Transfer and Assumption.  The transfer of rights and assumption of obligations under the License Agreement as contemplated hereby (and the amendments as provided below), shall be conditioned upon, and shall occur upon the date of, the closing of a qualified financing pursuant to which Transferee has received funding of at least Twenty Million U.S. Dollars or its substantial equivalent (a “Qualified Financing”).  The date of closing of the Qualified Financing and coincident transfer of rights and obligations under this Transfer & Assumption Agreement shall be referred to herein as the “Transfer Date”.  The occurrence of the transfer of rights and obligations in connection with the Qualified Financing shall be confirmed to Licensor by completion and delivery by fax or mail of a “Confirmation of Transfer and Assumption of Rights” substantially in the form as attached hereto as Appendix A but which has been executed by

Transferor and Transferee on or promptly following the Transfer Date.  Since, in the absence of the proposed Transfer and Assumption, Transferor would otherwise have provided or provide notice to Licensor of its election to terminate the License Agreement (in accordance with Article 10 of the License Agreement), the Parties hereby agree that in the event that the Transfer Date (and coincident Transfer and Assumption) does not occur by November 30, 2005 (the “Termination Date”), then the License Agreement may thereafter be terminated by Licensee effective immediately upon Licensee’s written notice of such termination to Licensor.

2.             Transfer and Assumption as of Transfer Date, Negation of Agency.  Effective on and from the Transfer Date, Transferor hereby transfers, and Transferee hereby assumes, the entirety of the Transferor’s ongoing rights, title and interest in, and the entirety of the Transferor’s ongoing  obligations arising from, the License Agreement (which transfer and assumption are referred to herein as the “Transfer and Assumption”).  Neither Transferee nor Transferor are agents or affiliates of the other and, following this Transfer and Assumption, Transferor shall remain solely responsible for satisfaction of any and all obligations arising prior to the Transfer Date, but Transferee shall become solely responsible for satisfaction of any and all obligations arising on or after the Transfer Date.  The Parties agree that there are no outstanding material defaults under the License Agreement as of the Effective Date; and that although all ongoing rights are to be transferred and assumed as of the Transfer Date, this Transfer and Assumption Agreement is without prejudice to any rights possessed by Transferor prior to the Transfer Date.

3.             Amendment. The License Agreement is amended as follows, effective as of the Transfer Date noted above:

(i)  in the first paragraph, “Collateral Therapeutics (“Licensee”), a California corporation having a principal place of business at 9360 Towne Center Drive, San Diego, California 92121” as Licensee is replaced by “Cardium Therapeutics, Inc., a Delaware corporation having a principal place of business at 11622 El Camino Real, Suite 300, San Diego, California 92130” as Licensee;

(ii)  in Section 18.1, notice in the case of Licensee shall be replaced with the following: “Cardium Therapeutics, Inc., 11622 El Camino Real, Suite 300, San Diego, CA 92130, Tel. (858) 794-3428, Fax (858) 794-3430, Attn: General Counsel”.

4.             Consent.  Licensor hereby consents to the Transfer and Assumption and to Amendment of said License Agreement as described herein.

5.             Authority.  Each Party represents and warrants to the other that, as of the Effective Date and as of the Transfer Date, it: (1) has and will have the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (2) has taken and/or will take all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (3) has not taken and will not take any action that is inconsistent with the terms of this Agreement; (4) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; and (5) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained.

6.             Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Transfer & Assumption Agreement.

7.             Successors. This Transfer & Assumption Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.             Counterparts.  This Transfer & Assumption Agreement may be signed in counterparts, each of which shall be deemed an original and which shall together constitute one agreement.

IN WITNESS WHEREOF, each of the Parties, intending to be legally bound, have caused the execution of this Transfer & Assumption Agreement by their respective duly-authorized officers who have signed below, to be effective as of the date noted above.

UNIVERSITY OF CALIFORNIA		COLLATERAL THERAPEUTICS, INC.

By:	/ S / Candace L. Voelker	By:	/ S / John Nicholson

Name:	Candace L. Voelker	Name:	John Nicholson

Title:	Director, Licensing	Title:	Treasurer

Date:	October 1, 2005	Date:	October 13, 2005

CARDIUM THERAPEUTICS, INC.

By:	/ S / Christopher J. Reinhard

Name:	Christopher J. Reinhard

Title:	CEO

Date:	October 3, 2005

Approved as to legal form:
	/ S / P. Martin Simpson, Jr.	August 3, 2005
University Counsel
Office of General Counsel

Appendix A

Form of Confirmation of Transfer and Assumption

By Fax: (510) 587-6090

University of California
Office of Technology Transfer

1111 Franklin Street, 5th Floor

Oakland, California 94607-5200

Attn: Bernadette McCafferty

Re: Transfer and Assumption of License Agreement Related to
Angiogenesis Gene Therapy (UC Control No. 96-04-0203)
from Collateral Therapeutics, Inc. to Cardium Therapeutics, Inc.

Dear Sirs:

This is to confirm, pursuant to Section 1 of the Transfer, Consent to Transfer, Amendment and Assumption of License Agreement (the Transfer and Assumption Agreement) effective as of       by and among the Regents of the University of California (as Licensor), Collateral Therapeutics, Inc. (as Transferor) and Cardium Therapeutics, Inc. (as Transferee), that the transfer of rights and obligations coincident with the closing of the Qualified Financing occurred on        (the Transfer Date).

Sincerely,

COLLATERAL THERAPEUTICS, INC.	CARDIUM THERAPEUTICS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Acknowledged by:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:

Name:

Title:

Date: